8 King Street East, Suite 1201 Toronto, Ont, M5C 1B5 Canada Tel: 416 203 2448 Fax: 416 203 0099 Website : www.crystallex.com

March 16, 2009

United States Securities and Exchange Commission
Washington, D.C.
20549-7010

Re:	Crystallex International Corporation
Form 40-F for the Fiscal Year Ended December 31, 2007
Filed April 1, 2008

File No. 1-14620

Dear Sirs:

In response to your letter dated March 12, 2009, we intend to respond to the comments therein by the end of March 2009.

Sincerely,

CRYSTALLEX INTERNATIONAL CORPORATION

/s/ Hemdat Sawh
Name:	Hemdat Sawh
Title:	Chief Financial Officer